As filed with the Securities and Exchange Commission on ______, 2007
Registration No. 333-142045

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

PRE-EFFECTIVE AMENDMENT No. 2 TO FORM SB-2 REGISTRATION STATEMENT ON

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

UNIFY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7372	94-2710599
(State or other jurisdiction of	(SIC Code)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_____________

TODD E. WILLE
President and Chief Executive Officer
UNIFY CORPORATION
2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
KEVIN A. COYLE, ESQ.
DLA Piper US LLP
400 Capitol Mall, Suite 2400
Sacramento, CA 95814-4428
(916) 930-3240
_____________

     Approximate date of commencement of proposed sale to the public: From time to time as described in the Prospectus after the effective date of this Registration Statement.

_____________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

_____________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2007

PRELIMINARY PROSPECTUS

UNIFY CORPORATION

Up to 1,940,000 Shares of Common Stock

     On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) to provide debt financing for the Gupta acquisition and for working capital. The debt financing was provided 60% by ComVest and 40% by Special Situations Funds (“SSF”). The debt financing consisted of $5.35 million in convertible term notes and a revolver of up to $2.5 million. The holders of the term notes may, at their option at any time, convert the outstanding principal and any accrued interest at specified fixed conversion ratio into an aggregate of 1,270,000 shares of Unify common stock (assuming no principal payments were made). Unify may require conversion of the convertible term notes if among other conditions, its common stock price closes at or above 160% of the applicable conversion price of the notes for 20 or more consecutive market days ending immediately prior to the date on which the conversion notice is given to the holders. Additionally, as part of the financing, Unify issued warrants exercisable for a total of 670,000 shares of common stock of the Company to ComVest and SSF. The convertible term notes fixed conversion ratios and the warrant exercise prices contain anti-dilution provisions that adjust the conversion ratio or exercise price and/or number of shares of Unify’s common stock that will be received upon conversion or exercise in the event of stock splits, stock dividends, recapitalizations, new financings at lower market prices or other similar events.

     This Prospectus covers the resale of any shares of our common stock issued on conversion of the notes or exercise of the warrants. The selling shareholders may sell or otherwise dispose of the shares from time to time through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page XX. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying market prices determined at the time of sale or at negotiated prices. We are not selling any securities under this Prospectus and will not receive any of the proceeds form the sale of these shares by the selling stockholders; however, to the extent that the convertible notes are converted to Unify common shares, we will discharge our indebtedness related to the notes converted. In the event that the warrants are exercised by the payment of cash by the selling stockholders, we would receive such exercise price of the warrants which averages $1.615 per share. The selling stockholders will receive proceeds from the sale of the underlying shares from the exercise of the warrants, but they will only receive proceeds from such sale to the extent they have exercised the warrants. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this Prospectus.

     Our common stock trades on the Over-the-Counter Electronic Bulletin Board (the “OTCBB”) under the symbol “UFYC.” On July 16, 2007, the last reported sale price of common stock on the OTCBB was $2.50 per share. The 1,940,000 shares of common stock not previously registered for resale which are covered by this Prospectus represent a substantial percentage of our total outstanding equity securities. Registering such a large percentage of our total outstanding securities may have an adverse effect on the market price for our common stock.

     Investing in the common stock covered by this Prospectus is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. Please see the “Risk Factors” section of this Prospectus beginning on page 2 which describes the specific risks associated with an investment in our company as well as with these particular securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passes upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

     Please read this Prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this Prospectus all the material information that you will need to make an investment decision.

     We have not authorized anyone to provide you with information that is different from that which is contained in this Prospectus.

     You may rely only on the information contained in this Prospectus. We have not authorized anyone to provide information or to make representations not contained in this Prospectus. This Prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this Prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this Prospectus, nor any sale made under this Prospectus, means that the information contained in this Prospectus is correct as of any time after the date of this Prospectus.

     Unless the context otherwise requires, the terms “we,” “our,” “Unify” and “the Company” refer to Unify Corporation, a Delaware corporation, and its subsidiaries.

The date of this Prospectus is ________, 2007

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www,sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet site.

     This Prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this Prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this Prospectus. You may obtain a copy of any document we file at the SEC, including this registration statement, exhibits and schedules, without charge at the public reference rooms as described above or the SEC internet site. When a reference is made in this Prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

     You can also request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing, emailing or telephoning us at the following address, email address or phone number:

Unify Corporation
2101 Arena Blvd., Suite 100
Sacramento, CA 95834
investor@unify.com
(916) 928-6400

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate by reference in this Prospectus certain information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (1) any filings after the filing of this registration statement and prior to the effectiveness of the registration statement and (2) any filings after the date of this Prospectus (which does not include items “furnished” under Current Reports on Form 8-K or otherwise), until all of the securities to which this Prospectus relates have been sold or this offering is otherwise terminated. The information that we incorporate by reference is an important part of this Prospectus. Any statement in a document incorporated by reference will be deemed to be modified or superseded to the extent that a statement contained in (1) this Prospectus or (2) any other subsequently filed document that is incorporated by reference into this Prospectus modifies or supersedes such statement.

     We incorporate by reference into this Prospectus the following documents which we have previously filed with the SEC:

(1)	our Annual Report on Form 10-K for the fiscal year ended April 30, 2007 filed with the SEC on July 20, 2007; and

(2)	our Current Reports on Forms 8-K filed May 24, 2007 and June 27, 2007.

     In addition, we will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any and all of the reports or documents that have been incorporated by reference in this Prospectus but not delivered with the Prospectus. We will provide these reports or documents upon written or oral request at no cost to the requestor. If you need an additional copy of such document, you may request copies, at no cost, by writing or telephoning us at the following address:

UNIFY CORPORATION
2101 Arena Blvd., Suite 100
Sacramento, California 95834
Attention: Chief Financial Officer
Telephone: (916) 928-6400
Email: info@unify.com

Alternatively, you may access these reports or documents from our website at the following URL: www.unify.com/about unify/Investor relations/SEC filings

FORWARD-LOOKING STATEMENTS

     The discussion in this Prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the software industry and certain assumptions made by the Company’s management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include, but are not limited to, those set forth herein under “Risk Factors.” Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the risk factors set forth in other reports or documents the Company files from time to time with the Securities and Exchange Commission (the “SEC”), particularly the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

PRINCIPAL EXECUTIVE OFFICE

     Our headquarters are located at 2101 Arena Blvd., Suite 100, Sacramento, CA 95834, and our telephone number is (916) 928-6400.

PROSPECTUS SUMMARY

Our Company

     Unify (the “Company”, “we”, “us” or “our”) is a global provider of application development and data management software, and Service-Oriented Architecture (SOA) Enablement Solutions. Our product suite of automated migration solutions, easy to use development software and no-maintenance-required embedded databases enable customers to enhance their SOA environment by improving time-to-market metrics, increasing collaboration and service-enabling legacy information. Specifically, our products include embedded and enterprise data management systems, application development software for legacy application modernization and rich Internet application development, and SOA enablement solutions.

     On September 13, 2006, the Company entered into a Purchase and Exchange Agreement (“Purchase Agreement”) with Halo Technology Holdings, Inc. (“Halo”) whereby Unify agreed to purchase Gupta Technologies LLC (“Gupta”) from Halo in exchange for: (i) the Company’s Insurance Risk Management (“IRM”) division, (ii) the Company’s ViaMode software, (iii) $6,100,000 in cash, and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction (the “Purchase and Exchange”). The Company’s acquisition of Gupta was consummated on November 20, 2006.

     On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) whereby ComVest, along with participation from Special Situations Funds (“SSF”), provided debt financing for the Gupta acquisition and for working capital, consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and have terms of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. As part of the financing, ComVest received 402,000 warrants and SSF received 268,000 warrants. The warrants are for the purchase of common stock at prices from $1.35 to $1.90 per share. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets.

     In February 2005, Unify acquired privately-held Acuitrek Inc. (“Acuitrek”), a provider of policy administration and underwriting solutions for the alternative risk market. The acquisition was the result of a strategy to penetrate underserved specialty markets with our solutions and led to the formation of the Unify IRM division. However, with the sale of the Company’s IRM division and ViaMode software asset to Halo, Acuitrek, Inc. was sold to Halo. In connection with this sale, the Company amended the terms of the agreement under which it had purchased Acuitrek, Inc. in February 2005.

     Today, Unify’s customers include corporate information technology departments (“IT”), software value-added resellers (“VARs”), solutions integrators (“SIs”) and independent software vendors (“ISVs”) from a variety of industries, including insurance, financial services, healthcare, government, manufacturing, retail, education, and more. We are headquartered in Sacramento, California, with offices in Germany, France, Australia and the United Kingdom (“UK”). We market and sell products directly in the United States, Europe, and Australia and indirectly through global distributors representing more than 50 countries.

     Our mission is to enable customers to modernize mission critical applications while maximizing legacy investments in a Service-Oriented Architecture (SOA). Our software and solutions give customers a rich user experience, quality information and a high degree of customer satisfaction.

     Our strategy is to work with IT organizations to “Enable SOA.” Our software and solutions help businesses modernize and service-enable mission critical legacy applications in support of enterprise-wide SOA initiatives. Based on market requirements for SOA-based application modernization, our strategy aims to help companies increase speed and agility, consolidate information from multiple sources, improve asset reuse, lower IT costs, reduce business risks and exposures, and free information previously locked within proprietary systems.

     Unify was incorporated in Delaware on April 10, 1996. Over the past five years we have expanded our product offering to adapt to evolving market requirements. Our SOA enablement products include Composer for Lotus Notes and NXJ Developer, our application development product families include Team Developer, ACCELL and VISION and our data management software includes SQLBase and DataServer.

Reverse Stock Split

     On June 24, 2007, the Company filed an amendment to our Restated Certificate of Incorporation to affect a 5 for 1 reverse stock split of our common stock. Accordingly, all of the stock numbers and related market and conversion and exercise prices in this Prospectus have been adjusted to reflect the reverse split.

The Offering

Common stock issued to the selling shareholders upon conversion of the Convertible Notes	1,270,000	(1)

Common stock issued to the selling shareholders upon the exercise of the warrants	670,000

Common stock to be outstanding assuming conversion of all the notes and exercise of all the warrants and the sale of all of the shares issued hereby	7,974,900	(2)

Unify Use of Proceeds	$ -0-	(3)

(1)	This total number of common stock shares issuable upon conversion assumes there have been no principal payments made.

(2)	The number of shares to be outstanding is based on approximately 6,034,900 shares outstanding as of June 30, 2007.

(3)

The Company will not receive any of the proceeds from the sale of the shares of common stock in this offering, however, to the extent that the convertible notes are converted to Unify common shares, we will discharge our indebtedness related to the amount of the notes converted and in the event that the warrants are exercised by the payment of cash by the selling stockholders, we would receive such exercise price of the warrants which averages $1.615 per share.

Registration of Common Stock

     The number of shares included in the registration statement is intended to cover all possible shares issuable upon conversion of the convertible notes and exercise of the warrants. The number of shares underlying the convertible term notes and warrants are as follows:

     Term Note Tranche 1: $1,000,000 in principal amount at a fixed conversion rate of $2.50 per share (400,000 shares).

     Term Note Tranche 2: $3,250,000 in principal amount at a fixed conversion rate of $5.00 per share (650,000 shares).

     Term Note Tranche 3: $1,100,000 in principal amount at a fixed conversion rate of $5.00 per share (220,000 shares).

     Warrants: Warrants can be exercised for 670,000 common stock shares

     The total number of shares registered under the registration statement was therefore determined to be an aggregate of 1,940,000 shares. This assumes the convertible term notes are converted prior to any principal payments which began in May 2007. Interest on the notes is expected to be paid in cash and not converted into stock.

Payments to Investors and Affiliates

     A tabular disclosure of the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the Convertible Notes Financing that Unify has made or may be required to make to any investor, any affiliate of an investor, or any person with whom any investor has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments), with footnotes as appropriate and excluding repayment of principal on the Convertible Notes is as follows:

		Payments
		(Excluding repayment of Principal on Convertible Notes)
	Amount		Late
Investor	Invested	Interest (3)	Fee (4)	Other (5)	Total
Special Situations Fund III Q.P, L.P. (1)	$856,000	$230,161	$11,520		$241,681
Special Situations Fund III, L.P. (1)	85,600	23,016	1,152		24,168
Special Situations Cayman Fund, L.P. (1)	278,200	74,802	3,744		78,546
Special Situations Private Equity Fund, L.P. (1)	449,400	120,834	6,048		126,882
Special Situations Technology Fund, L.P. (1)	85,600	23,016	1,152		24,168
Special Situations Technology Fund II, L.P. (1)	385,200	103,572	5,184		108,756
ComVest Capital LLC (2)	3,210,000	863,103	43,200	239,400	1,145,703
Total	$5,350,000	$1,438,505	$72,000	$239,400	$1,749,905
____________________

(1)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(2)	The managing member of ComVest Capital LLC (“ComVest”) is ComVest Capital Management LLC, a Delaware limited liability company. The managing member of ComVest Capital Management LLC is ComVest Group Holdings, LLC, a Delaware limited liability company. Michael S. Falk is the Chairman and principal member of ComVest Group Holdings, LLC and Mr. Falk has voting and investment control over the ComVest portfolio securities. As a result of these relationships, ComVest, ComVest Capital Management, ComVest Group Holdings and Mr. Falk may be deemed to have a beneficial interest in shares acquired by ComVest under the convertible term notes and the warrants.

(3)	This column includes interest payable under the Convertible Notes, which bear interest at a rate of 11.25% per annum and assumes the Convertible Notes are not converted prior to the anniversary of the Convertible Notes issuance. Repayment of principal began on May 31, 2007. In the event of a default, the Convertible Notes bear interest at a default rate of 15.25% per annum. This column assumes that no event of default will occur under the Convertible Notes.

(4)	This column represents the estimated cash penalty due to the holders of the Convertible Notes for the number of days past the specified deadline of May 20, 2007 that the shares of common stock issuable upon the conversion of the Convertible Notes and the exercise of Warrants are registered for resale with the SEC. Such penalty fees at $1,000 per day fee will continue to accrue until such shares are registered. For the purposes of this registration statement, the Company has estimated this cost of this cash penalty through July 31, 2007.

(5)	This column represents the closing fee, due diligence and legal costs paid at the closing to ComVest.

     Unify received gross proceeds of $5,350,000 from the sale of the Convertible Notes and net of costs due at the closing of $239,400, Unify received $5,110,600 in net proceeds. The only payments that are payable after the closing of the Convertible Notes Financing are interest payments on the Convertible Notes and late fees since Unify has been unable to register with the SEC the shares of common stock underlying the securities sold in the Convertible Notes Financing prior to specified deadlines. Such late fees will continue until the shares of common stock are registered with the SEC. The additional possible payments for interest and late fees to all investors and any of their affiliates in the first year following the closing of the Convertible Notes Financing is $663,930 for a total possible payments in the first year of $903,330, including the closing costs of $239,400. Unify has the intention, and a reasonable financial basis to believe, it will make all such payments.

Potential Investor Profit

     The following is a table disclosing the aggregate amount of possible loss that could be realized by the investors as a result of the premium of the shares of common stock underlying the securities issued in the Convertible Notes Financing:

			Conversion				Aggregate
			and	Shares upon	Aggregate	Aggregate	Selling
		Amount	Exercise	Conversion /	Conversion	Market	Stockholder
Investor	Security	($)	Price	Exercise (#)	Value ($)	Value ($) (3)	(Premium) ($)
Special Situations Fund III
Q.P, L.P. (1)	Secured Note 1	$160,000	$2.50	64,000	$160,000	$76,800	$(83,200)
	Secured Note 2 & 3	696,000	$5.00	139,200	696,000	167,040	(528,960)
	Warrants	-	$1.615	107,200	173,128	128,640	(44,488)
Total							(656,648)

Special Situations Fund III,
L.P. (1)	Secured Note 1	16,000	$2.50	6,400	16,000	7,680	(8,320)
	Secured Note 2 & 3	69,600	$5.00	13,920	69,600	16,704	(52,896)
	Warrants	-	$1.615	10,720	17,313	12,864	(4,449)
Total							(65,665)

Special Situations Cayman
Fund, L.P. (1)	Secured Note 1	52,000	$2.50	20,800	52,000	24,960	(27,040)
	Secured Note 2 & 3	226,200	$5.00	45,240	226,200	54,288	(171,912)
	Warrants	-	$1.615	34,840	56,267	41,808	(14,459)
Total							(213,411)

Special Situations Private
Equity Fund, L.P. (1)	Secured Note 1	84,000	$2.50	33,600	84,000	40,320	(43,680)
	Secured Note 2 & 3	365,400	$5.00	73,080	365,400	87,696	(277,704)
	Warrants	-	$1.615	56,280	90,892	67,536	(23,356)
Total							(344,740)

Special Situations
Technology Fund, L.P. (1)	Secured Note 1	16,000	$2.50	6,400	16,000	7,680	(8,320)
	Secured Note 2 & 3	69,600	$5.00	13,920	69,600	16,704	(52,896)
	Warrants	-	$1.615	10,720	17,313	12,864	(4,449)
Total							(65,665)

Special Situations
Technology Fund II, L.P. (1)	Secured Note 1	72,000	$2.50	28,800	72,000	34,560	(37,440)
	Secured Note 2 & 3	313,200	$5.00	62,640	313,200	75,168	(238,032)
	Warrants	-	$1.615	48,240	77,908	57,888	(20,020)
Total							(295,492)

ComVest Capital LLC	Secured Note 1	600,000	$2.50	240,000	600,000	288,000	(312,000)
	Secured Note 2 & 3	2,610,000	$5.00	522,000	2,610,000	626,400	(1,983,600)
	Warrants	-	$1.615	402,000	649,230	482,400	(166,830)
Total							(2,462,430)

Total Aggregate Premium
of Convertible Notes							$(4,104,051)
____________________

(1)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(2)	The managing member of ComVest Capital LLC (“ComVest”) is ComVest Capital Management LLC, a Delaware limited liability company. The managing member of ComVest Capital Management LLC is ComVest Group Holdings, LLC, a Delaware limited liability company. Michael S. Falk is the Chairman and principal member of ComVest Group Holdings, LLC and Mr. Falk has voting and investment control over the ComVest portfolio securities. As a result of these relationships, ComVest, ComVest Capital Management, ComVest Group Holdings and Mr. Falk may be deemed to have a beneficial interest in shares acquired by ComVest under the convertible term notes and the warrants.

(3)	Based on a market price of $1.20 per share, which was the closing price of Unify common stock on the closing of the Convertible Notes Financing, adjusted for the Company’s five for one reverse stock split.

     Each of the Convertible Notes and Warrants has fixed conversion or exercise prices, as applicable. However, each also contains price-based anti-dilution mechanisms that, in general, adjust the number of shares into which the securities convert and/or the price at which such conversion occurs in the event Unify issues securities below the conversion or exercise price of the securities issued in the Convertible Notes Financing. Contrary to market-based adjustment mechanisms, Unify has control over such actions.

Potential Investor Profit of 2004 Private Placement

							Aggregate
			Share Issuance	Shares Issued			Selling
		Market	and Warrant	and Shares	Aggregate	Aggregate	Stockholder
		Price Per	Exercise	upon Exercise	Conversion	Market	Discount
Investor	Security	Share (2)	Price (3)	(#) (3)	Value ($)	Value ($)	(Premium) ($)
Special Situations Fund III
Q.P, L.P. (1)	Common Stock	$4.75	$3.55	450,712	$1,600,028	$2,140,882	$540,854
	Warrants	$4.75	$4.15	194,955	809,063	926,036	116,973
Total							657,827

Special Situations Fund III,
L.P. (1)	Common Stock	$4.75	$3.55	45,071	160,002	214,087	54,085
	Warrants	$4.75	$4.15	19,495	80,904	92,601	11,697
Total							65,782

Special Situations Cayman
Fund, L.P. (1)	Common Stock	$4.75	$3.55	146,481	520,007	695,785	175,778
	Warrants	$4.75	$4.15	63,360	262,944	300,960	38,016
Total							213,794

Special Situations Private
Equity Fund, L.P. (1)	Common Stock	$4.75	$3.55	236,624	840,015	1,123,964	283,949
	Warrants	$4.75	$4.15	102,351	424,757	486,167	61,410
Total							345,359

Special Situations
Technology Fund, L.P. (1)	Common Stock	$4.75	$3.55	45,071	160,002	214,087	54,085
	Warrants	$4.75	$4.15	19,495	80,904	92,601	11,697
Total							65,782

Special Situations
Technology Fund II, L.P. (1)	Common Stock	$4.75	$3.55	202,820	720,011	963,395	243,384
	Warrants	$4.75	$4.15	87,730	364,079	416,717	52,638
Total							296,022

Total Aggregate Discount
(Premium) of 2004 Private
Placement							$1,644,566
____________________

(1)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(2)	Based on a market price of $4.75 per share on April 22, 2004, which was the closing price of Unify common stock on the day immediately prior to the closing of the 2004 Private Placement, adjusted for the Company’s five for one reverse stock split.

(3)	The warrant exercise price and the number of warrant shares issuable upon exercise have been adjusted to reflect the application of the price based anti-dilution provisions for the warrants from subsequent company financings. Additionally, the share issuance and warrant exercise price and the shares issued and shares issuable upon exercise of the warrants have been adjusted for the Company’s five for one reverse stock split.

Comparison of Unify Proceeds to Potential Investor Profits

     The following is a table disclosing the gross proceeds paid or payable to Unify in connection with the 2006 Debt Financing along with the payments required to be made by Unify, the resulting net proceeds and the aggregate potential loss realizable by the investors as a result of premiums to the market price relating to the shares of common stock underlying the securities issued in the Convertible Notes Financing:

Amount
Gross Proceeds (1)	$5,350,000
Hypothetical Payments (2)	$1,749,905
Net Proceeds (3)	$3,600,095
Combined Selling Shareholder Profit (Loss) (4)
Convertible Notes Financing	$(4,104,051)
2004 Private Placement	$1,644,566
____________________

(1)	Reflects the $5,350,000 that was received by Unify as a result of the issuance of the Convertible Notes.

(2)	Includes $1,438,505 in interest that is payable on the Convertible Notes, plus an estimated $72,000 in late fees that is payable to the Note holders as Unify has been unable to register the shares of common stock issuable upon conversion of the Convertible Notes and exercise of the Warrants for resale with the SEC and $239,400 for closing fees, due diligence and legal costs paid to ComVest.

(3)	Reflects the difference between the gross proceeds received by Unify for the issuance of the Convertible Notes and the hypothetical payments payable with respect to the Convertible Notes.

(4)	Reflects the combined investor profit (loss) attributable to the Convertible Notes and 2004 Private Placement financings.

Prior Transactions between Unify and the Investors

     On April 23, 2004, the Company entered into a purchase agreement (the “SSF Purchase Agreement”) with Special Situations Fund III Q.P L.P., Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., referred to collectively as the “SSF Entities” referred to as the 2004 Private Placement. Pursuant to this financing, the Company issued and sold an aggregate of 1,126,779 shares of common stock at a per share purchase price of $3.55 per share and warrants to purchase an aggregate of 450,712 shares of our common stock exercisable at $4.50 per share. Immediately prior to this Private Placement, the Company had a total of 4,328,004 shares of common stock outstanding. Of this total, 4,160,453 were held by persons other than the selling stockholders or their affiliates or affiliates of the Company.

			% of Prior	Market
		Shares Issued	Transaction	Price Per	Current
		and Issuable	Shares vs.	Share on	Market
		upon Exercise	Prior Shares	Transaction	Price Per
Investor	Security	(#)	O/S (2)	Date (3)	Share (4)
Special Situations Fund III Q.P, L.P. (1)	Common Stock	450,712	10.8%	$4.75	$2.50
	Warrants	194,955	4.7%	$4.75	$2.50

Special Situations Fund III, L.P. (1)	Common Stock	45,071	1.1%	$4.75	$2.50
	Warrants	19,495	0.5%	$4.75	$2.50

Special Situations Cayman Fund, L.P. (1)	Common Stock	146,481	3.5%	$4.75	$2.50
	Warrants	63,360	1.5%	$4.75	$2.50

Special Situations Private Equity Fund, L.P. (1)	Common Stock	236,624	5.7%	$4.75	$2.50
	Warrants	102,351	2.5%	$4.75	$2.50

Special Situations Technology Fund, L.P. (1)	Common Stock	45,071	1.1%	$4.75	$2.50
	Warrants	19,495	0.5%	$4.75	$2.50

Special Situations Technology Fund II, L.P. (1)	Common Stock	202,820	4.9%	$4.75	$2.50
	Warrants	87,730	2.1%	$4.75	$2.50

Total		1,614,167	38.8%
____________________

(1)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(2)	This column represents the issued and issuable shares from the 2004 Private Placement as a percent of the total shares issued and outstanding immediately prior to the Private Placement excluding any selling stockholders and affiliates or any Unify affiliates.

(3)	Based on a market price of $4.75, which was the closing price of Unify common stock on April 22, 2004, the day immediately prior to closing date of the 2004 Private Placement, adjusted for the Company’s five for one reverse stock split.

(4)	Based on a market price of $2.50 per share which was the closing price of Unify common stock on July 17, 2007.

Comparison of Registered to Outstanding Shares

     The following is a table comparing the shares outstanding prior to the Convertible Notes Financing, the number of shares registered by the investors, or their affiliates, in prior registration statements (along with the number sold pursuant to such prior registration statement) and the number of shares registered for resale in this registration statement:

Shares outstanding immediately prior to the Convertible Notes Financing that are held by persons other than investors	3,727,244
listed in this registration statement, affiliates of Unify, and affiliates of the investors
Number of shares previously registered for resale by the investors and affiliates thereof (1)	1,614,167
Number of shares previously registered for resale by the investors and affiliates thereof and that continue to be held by such	1,614,167
investors and affiliates thereof
Number of shares sold in registered resale transactions by the investors or affiliates thereof	0
Number of shares registered for resale by the investors and affiliates thereof under this registration statement	1,940,000
____________________

(1)	Reflects shares registered in connection with the 2004 Private Placement (SEC registration number 333-117628).

“Short Selling” by the Investors

     Unify has no knowledge of and has been informed by each selling stockholder that such selling stockholder has not established a short position in Unify’s common stock. As part of the initial Letter of Intent for the Convertible Notes Financing, Unify required the investors to provide representations to support this belief. Additionally, Section 9.15 of the Revolving Credit and Term Loan Agreement includes the following contractual obligation:

     So long as ComVest Capital LLC and/or any of its Affiliates is the holder of any of the Notes, any of the Warrants and/or any shares of Common Stock acquired upon conversion of any of the Term Notes or exercise of any of the Warrants, ComVest Capital LLC and its Affiliates shall not engage in any uncovered short sales of Common Stock (provided that, for purposes of this Section 9.15, the sale of or commitment to sell shares which may be acquired by ComVest Capital LLC from the conversion of Term Notes or the exercise of Warrants shall not be deemed to be an uncovered short sale).

RISK FACTORS

     In addition to the other information in this Prospectus or included in this Prospectus, you should consider carefully the following factors in evaluating Unify and our business before purchasing the common stock offered by this Prospectus.

Issuance of the shares registered hereunder and their subsequent sale in the market could adversely affect our stock price.

     The 1,940,000 shares registered hereunder, if issued, would represent a significant percentage of our outstanding equity securities and our public float. If all or a substantial portion of these shares are issued and subsequently resold in the public market it could create a greater supply for our shares than demand and therefore have a negative impact on our stock price.

The conversion ratio of the convertible notes and the exercise price of the warrants may be substantially below the market price of our stock at the time of exercise which could potentially have a negative impact our stock price.

     In conjunction with the acquisition of Gupta, we obtained debt financing that included convertible notes of $5,350,000 and we also issued 670,000 warrants. The convertible notes resulting from our debt financing are currently convertible into our common stock at a fixed ratio of $2.50 per share for $1,000,000 of the convertible notes and $5.00 per share for the remaining $4,350,000 of convertible notes. The warrants are exercisable at fixed exercise prices ranging from $1.35 per share to $1.90 per share. Subject to certain exceptions, these conversion ratios and exercise prices are subject to downward adjustment in the event we issue additional shares of common stock at prices below the then-current conversion ratio or exercise price. Conversion of the notes or exercise of the warrants is only likely to occur at such time as the conversion ratio or exercise price, as the case may be, is lower than the current market price for our stock. Issuance of common stock at a price below our current market price would have a dilutive effect on current stockholders and could potentially have a negative impact on our stock price.

If we default on any secured loan, all or a portion of our assets could be subject to forfeiture.

     To finance the cash portion of the acquisition of Gupta and provide working capital, we entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with ComVest on November 20, 2006. Under the Loan Agreement, we granted to ComVest and the other investors thereunder a first priority security interest in substantially all of our assets. If we default on the Loan Agreement and are unable to cure the default pursuant to the terms of the agreement, our lender could take possession of any or all assets in which it holds a security interest, including intellectual property, and dispose of those assets to the extent necessary to pay off the debts, which could seriously harm our business. Furthermore, we may enter into other secured credit or loan agreements in the future.

If we are unable to register the shares underlying the convertible notes and warrants issued pursuant to the Loan Agreement in a timely fashion we may be required to pay liquidated damages.

     We entered into a registration rights agreement with the investors under the Loan Agreement pursuant to which we agreed to register the shares of common stock issuable on conversion of the notes and exercise of the warrants. Recent changes in SEC policy with respect to transactions has made it more difficult to register shares in transactions such as the transaction contemplated by the Loan Agreement. Pursuant to the loan agreement we were required to have the shares registered on or before May 19, 2007 or be subject to a penalty equal to $1,000 for each day the registration statement is not effective, up to an aggregate maximum of $500,000. While we have filed a registration statement with SEC for the shares, to date we have not received SEC approval to have the related registration statement made effective. We have not obtained an extension or waiver from the investor with respect to registration statement being deemed effective and we may be required to pay to the investors a cash fee per the loan agreement. As of July 18, 2007, we have paid a total of $12,000 in liquidated damages under this provision.

We are subject to intense competition.

     We have experienced and expect to continue to experience intense competition from current and future competitors including BEA Systems, IBM, Microsoft Corporation, and Oracle Corporation. Often, these competitors have significantly greater financial, technical, marketing and other resources than Unify, in addition to having greater name recognition and more extensive customer bases. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can.

     In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could adversely affect our ability to sell additional licenses and maintenance and support renewals on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and related services, which could adversely affect our business, operating results, and financial condition. There can be no assurance that we will be able to compete successfully against current and future competition, and the failure to do so would have an adverse effect upon our business, operating results and financial condition.

The markets in which we compete are subject to rapid technological change.

     The markets in which we compete are characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable.

     Our future success will depend in part upon our ability to address the increasingly sophisticated needs of customers by developing new product functionality and enhancements that keep pace with technological developments, emerging industry standards and customer requirements.

     There can be no assurance that Unify NXJ will continue to be perceived by our customers as technologically advantageous or that we will not experience difficulties that delay or prevent the sale of enhancements to existing products that meet with a significant degree of market acceptance. If the release dates of any future product enhancements, or new products are delayed or if when released they fail to achieve market acceptance, our business, operating results, and financial condition would be adversely affected.

We are dependent on indirect sales channels.

     A significant portion of our revenues are derived from indirect sales channels, including ISVs, VARs and distributors. ISVs, VARs and distributors accounted for approximately 61%, 51% and 51% of our software license revenues for fiscal 2007, 2006 and 2005, respectively. Our success therefore depends in part upon the performance of our indirect sales channels, over which we have limited influence. Our ability to achieve significant revenue growth in the future depends in part on maintaining and expanding our indirect sales channels worldwide. The loss of any major partners, either to competitive products offered by other companies or to products developed internally by those partners, or the failure to attract effective new partners, could have an adverse effect on our business, operating results, and financial condition.

There are numerous risks associated with our international operations and sales.

     Revenues derived from our international customers accounted for 73%, 70% and 64% of our total revenues, with the remainder from North America, in fiscal 2007, 2006 and 2005, respectively. If the revenues generated by our international operations are not adequate to offset the expense of maintaining such operations, our overall business, operating results and financial condition will be adversely affected. There can be no assurance that we will continue to be able to successfully market, sell and deliver our products in these markets. Although we have had international operations for a number of years, there are certain unique business challenges and risks inherent in doing business outside of North America, and such challenges and risks can vary from region to region. These include unexpected changes in regulatory requirements; export restrictions, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; longer payment cycles; problems in collecting accounts receivable; political instability; fluctuations in currency exchange rates; seasonal reductions in business activity during the summer months in Europe and other parts of the world; unfamiliar or unusual business practices; and potentially adverse tax consequences, any of which could adversely impact the success of our international operations. There can be no assurance that one or more of these factors will not have an adverse effect on our future international operations and, consequently, on our business, operating results and financial condition. In addition, the Company’s subsidiaries and distributors in Europe and Japan operate in local currencies. If the value of the U.S. dollar increases relative to foreign currencies, our business, operating results and financial condition could be adversely affected.

The reverse stock split may have an effect on the trading market for our shares.

     The reduction in the number of issued and outstanding shares occasioned by the reverse stock split resulted in an increase in the market price of our Common Stock, although such price increase is not necessarily in proportion to the ratio of the reverse stock split. The trading price of our Common Stock depends on many factors, including many which are beyond our control. A higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our Common Stock. On the other hand, to the extent that negative investor sentiment regarding our Common Stock is not based on our underlying business fundamentals, the reverse stock split may not overcome such sentiment enough to increase our stock price. In addition, the liquidity of our Common Stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split, and the reverse stock split will increase the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales

Our stock price may be subject to volatility.

     Unify’s common stock price has been and is likely to continue to be subject to significant volatility. A variety of factors could cause the price of the common stock to fluctuate, perhaps substantially, including: announcements of developments related to our business; fluctuations in the operating results and order levels of Unify or its competitors; general conditions in the computer industry or the worldwide economy; announcements of technological innovations; new products or product enhancements from us or our competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; and developments in our relationships with our customers, distributors and suppliers; legal proceedings brought against the Company or its officers; and significant changes in our senior management team. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. Such fluctuations may adversely affect the market price of our common stock.

     Unify’s stock trades over-the-counter on the “bulletin board.” Companies whose shares trade over-the-counter generally receive less analyst coverage and their shares are more thinly traded than stock that is traded on the NASDAQ National Market System or a major stock exchange. Our stock is therefore subject to greater price volatility than stock trading on national market systems or major exchanges.

Our quarterly operating results may be subject to fluctuations and seasonal variability.

     Unify’s quarterly operating results have varied significantly in the past and we expect that they could vary significantly in the future. Such variations could result from the following factors: the size and timing of significant orders and their fulfillment; demand for our products; the quantity, timing and significance of our product enhancements and new product announcements or those of our competitors; our ability to attract and retain key employees; seasonality; changes in our pricing or our competitors’; realignments of our organizational structure; changes in the level of our operating expenses; incurrence of extraordinary operating expenses, changes in our sales incentive plans; budgeting cycles of our customers; customer order deferrals in anticipation of enhancements or new products offered by us or our competitors; product life cycles; product defects and other product quality problems; currency fluctuations; and general domestic and international economic and political conditions.

     Due to the foregoing factors, quarterly revenues and operating results may vary on a quarterly basis. Revenues and quarterly results may vary because software technology is rapidly evolving, and our sales cycle, from initial evaluation to purchase and the providing of maintenance services, can be lengthy and varies substantially from customer to customer. Because we normally deliver products within a short time of receiving an order, we typically do not have a backlog of orders. As a result, to achieve our quarterly revenue objectives, we are dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a fiscal quarter, we generally recognize a substantial portion of our software license revenues at the end of a quarter. Our expense levels largely reflect our expectations for future revenue and are therefore somewhat fixed in the short term.

     We expect that our operating results will continue to be affected by the continually challenging IT economic environment as well as by seasonal trends. In particular, we anticipate relatively weak demand in the fiscal quarters ending July 31 and October 31 as a result of reduced business activity in Europe during the summer months.

Our products are subject to lengthy sales cycles.

     Our products are used to implement comprehensive solutions including policy administration and underwriting, transportation labor standards evaluations and process-centric, composite applications. As a result, the licensing and implementation of our applications and applications built using our products generally involve a five to ten week implementation time and a significant commitment of management attention and resources by prospective customers. Accordingly, our sales cycle is subject to delays associated with the long approval process that typically accompanies significant initiatives or capital expenditures. Our business, operating results, and financial condition could be adversely affected if customers reduce or delay orders. There can be no assurance that we will not continue to experience these and additional delays in the future. Such delays may contribute to significant fluctuations of quarterly operating results in the future and may adversely affect those results.

Our software products could contain defects and could be subject to potential release delays.

     Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we have not experienced adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by us and current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, or unexpected re-programming costs, which could have an adverse effect upon our business, operating results and financial condition. Additionally, if the release dates of any future Unify product line additions or enhancements are delayed or if when released they fail to achieve market acceptance, our business, operating results, financial condition and cash flows would be adversely affected.

Our license agreements may not protect us from product liability claims.

     The license agreements we have with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. The sale and support of current and future products may involve the risk of such claims, any of which are likely to be substantial in light of the use of these products in the development of core business applications. A successful product liability claim brought against the Company could have an adverse effect upon our business, operating results, and financial condition.

We rely upon technology from certain third-party suppliers.

     Unify is dependent on third-party suppliers for software which is embedded in some of its products. We believe that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company. However, if any such third-party licenses were terminated, or not renewed, or if these third parties fail to develop new products in a timely manner, we could be required to develop an alternative approach to developing such products, which could require payment of additional fees to third parties, internal development costs and delays and might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could adversely affect our business, operating results and financial condition.

We may be subject to violations of our intellectual property rights.

     Unify relies on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our technology exists, piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights will be adequate and, to the extent such rights are not adequate, other companies could independently develop similar products using similar technology.

     Although there are no pending lawsuits against us regarding infringement of any existing patents or other intellectual property rights, and we have received no notices that we are infringing or allegedly infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that we will be able to defend such claim or if necessary obtain licenses on reasonable terms. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have an adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require that we seek licenses from third parties and prevent us from developing and selling our products. Any of these situations could have an adverse effect on our business, operating results, and financial condition.

Unify may not successfully integrate Gupta into its business and operations.

     Prior to the consummation of the Purchase and Exchange, Gupta and Unify operated as separate entities. Unify may experience material negative consequences to its business, financial condition or results of operations if it cannot successfully integrate Gupta’s operations with Unify’s. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

  demands on management related to the significant increase in the size of the business for which they are responsible;
  diversion of management’s attention from the management of daily operations to the integration of operations, whether perceived or actual;
  management of employee relations across facilities;
  difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of broad and geographically dispersed personnel and operations;
  difficulties and unanticipated expenses related to the integration of departments, systems (including accounting systems), technologies, books and records, procedures and controls (including internal accounting controls, procedures and policies), as well as in maintaining uniform standards, including environmental management systems;
  expenses of any undisclosed or potential liabilities; and
  Unify’s ability to maintain its customers Gupta’s customers after the acquisition.

     Successful integration of Gupta’s operations with Unify’s depends on Unify’s ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If Unify’s integration efforts are not successful, Unify may not be able to maintain the levels of revenues, earnings or operating efficiency that it and Gupta achieved or might achieve separately.

Our success is dependent upon the retention of key personnel and we may be unable to retain key employees.

     Our future performance depends on the continued service of key technical, sales and senior management personnel. With the exception of Unify’s president and chief executive officer, there are no other Unify technical, sales, executive or senior management personnel bound by an employment agreement. The loss of the services of one or more of our officers or other key employees could seriously harm our business, operating results and financial condition. Future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may fail to retain our key technical, sales and managerial employees, or attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Rapid growth may significantly strain the resources of the Company.

     If we are able to achieve rapid and successful market acceptance of our current and future products, we may undergo a period of rapid growth. This expansion may significantly strain management, financial, customer support, operational and other resources. To accommodate this anticipated growth, we are continuing to implement a variety of new and upgraded operating and financial systems, procedures and controls, including the improvement of our internal management systems. There can be no assurance that such efforts can be accomplished successfully. Any failure to expand these areas in an efficient manner could have an adverse effect on our business, operating results, and financial condition. Moreover, there can be no assurance that our systems, procedures and controls will be adequate to support our future operations.

Our disclosure controls and procedures and our internal control over financial reporting may not be effective to detect all errors or to detect and deter wrongdoing, fraud or improper activities in all instances.

     While we believe we currently have adequate internal control over financial reporting, our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and fraud. In designing our control systems, management recognizes that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further the design of a control system must reflect the necessity of considering the cost-benefit relationship of possible controls and procedures. Because of inherent limitations in any control system, no evaluation of controls can provide absolute assurance that all control issues and instances of wrongdoing, if any, that may affect our operations, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, that breakdowns can occur because of simple error or mistake and that controls may be circumvented by individual acts by some person, by collusion of two or more people or by management’s override of the control. The design of any control system also is based in part upon certain assumptions about the likelihood of a potential future event, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in cost-effective control systems, misstatements due to error or wrongdoing may occur and not be detected. Over time, it is also possible that controls may become inadequate because of changes in conditions that could not be, or were not, anticipated at inception or review of the control systems. Any breakdown in our control systems, whether or not foreseeable by management, could cause investors to lose confidence in the accuracy of our financial reporting and may have an adverse impact on our business and on the market price for Unify’s common stock.

USE OF PROCEEDS

     All net proceeds from the disposition of the common stock covered by this Prospectus will go to the selling stockholders or their transferees. We will not receive any proceeds from any dispositions of common stock by any of the selling stockholders or their transferees. However, if the shares of common stock underlying the convertible term notes are issued upon conversion of the notes, our indebtedness under the convertible notes will be discharged to the extent that the notes are converted. In addition, if all of the warrants to purchase the common stock covered by this Prospectus are exercised in full, we would receive gross proceeds of approximately $1,082,000, which we intend to use for working capital and general corporate purposes. There can be no assurance that the selling stockholders will choose to convert any of the notes or exercise any of the warrants.

DETERMINATION OF OFFERING PRICE

     The selling stockholders may dispose of the shares of common stock they may acquire through the conversion of the notes or the exercise of warrants on the OTC Bulletin Board or otherwise at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices. See “Plan of Distribution.”

SELLING STOCKHOLDERS

     The table below presents certain information about persons for whom we are registering the shares of our common stock pursuant to the registration statement of which this Prospectus is a part. The table lists as of the date of this Prospectus:

1.	the name of each selling stockholder;

2.	the number of shares each selling stockholder beneficially owns;

3.	how many shares of common stock the selling stockholder may dispose of under this Prospectus; and

4.	assuming each selling stockholder sells all the shares listed next to its name, how many shares of common stock each selling stockholder will beneficially own after completion of the offering.

     Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the SEC. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable. The percent of beneficial ownership for each stockholder is based on 6,034,900 shares of our common stock outstanding as of June 30, 2007.

     We may amend or supplement this Prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

	Beneficial Ownership Prior to the Offering
	Common Stock	Common Stock	Other
	Issuable upon	Issuable upon	Common Stock	Total		Shares to be	Beneficial Ownership
	Exercise of	Conversion of	Beneficially	Beneficially		Sold in the	After the Offering
Selling Shareholder	Warrants	Notes	Owned	Owned	Percent	Offering	Shares	Percent
Special Situations Fund
III QP, L.P. (1)	107,200	203,200	729,652	1,040,052	15.9%	310,400	729,652	11.7%
Special Situations Fund
III, L.P. (1)	10,720	20,320	63,957	94,997	1.6%	31,040	63,957	1.1%
Special Situations Cayman
Fund, L.P. (1)	34,840	66,040	244,479	345,359	5.6%	100,880	244,479	4.0%
Special Situations Private
Equity Fund, L.P. (1)	56,280	106,680	388,968	551,928	8.8%	162,960	388,968	6.3%
Special Situations
Technology Fund, L.P. (1)	10,720	20,320	64,907	95,947	1.6%	31,040	64,907	1.1%
Special Situations
Technology Fund II, L.P. (1)	48,240	91,440	325,372	465,052	7.4%	139,680	325,372	5.3%
ComVest Capital LLC (2)	402,000	762,000	-	1,164,000	16.2%	1,164,000	-	-
____________________

(1)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(2)	The managing member of ComVest Capital LLC (“ComVest”) is ComVest Capital Management LLC, a Delaware limited liability company. The managing member of ComVest Capital Management LLC is ComVest Group Holdings, LLC, a Delaware limited liability company. Michael S. Falk is the Chairman and principal member of ComVest Group Holdings, LLC and Mr. Falk has voting and investment control over the portfolio securities of the ComVest Fund. As a result of these relationships, ComVest, ComVest Capital Management, ComVest Group Holdings and Mr. Falk may be deemed to have a beneficial interest in shares acquired by ComVest under the convertible term notes and the warrants.

2006 Debt Financing

     On November 20, 2006, the Company entered into various agreements with ComVest and SSF to provide debt financing for the Gupta acquisition and for working capital. The debt financing consisted of $5.35 million in convertible term notes and a revolver of up to $2.5 million. There are three tranches that comprise the convertible term notes, Tranche 1 is for $1,000,000, Tranche 2 is for $3,250,000 and Tranche 3 is for $1,100,000. The term loans have an interest rate of 11.25% and have repayment terms of 48 to 60 months. The holders of the term notes may, at their option, upon written notice to Unify given at any time and from time to time from the date Unify has sufficient authorized, unissued and unreserved shares of common stock, convert the outstanding principal and any accrued interest into shares of Unify common stock. Tranche 1 is convertible at $2.50 per common share and Tranches 2 and 3 are convertible at $5.00 per common share. Unify may require conversion of the convertible term notes if, among other conditions, its common stock price closes at or above 160% of the applicable conversion price for 20 or more consecutive market days ending immediately prior to the date on which the conversion notice is given to the holders. The total shares issuable upon the conversion of the convertible term notes are 1,270,000 shares which had an aggregate market value of $1,524,000 based on the closing price of our common stock of $1.20 on November 20, 2006. The agreements also provide for ComVest to have a security interest in substantially all of the Company’s assets. Additionally, as part of the financing, the Company issued warrants for 670,000 shares which will be issued upon exercise of the warrants. ComVest received 402,000 warrants and SSF received 268,000 warrants. The warrants are for the purchase of common stock at prices from $1.35 to $1.90 per share with an average price of $1.615 per share. The aggregate market value of the warrants was $804,000 based on the closing price of our common stock of $1.20 on November 20, 2006. The Company entered into a Registration Rights Agreement on November 20, 2006, pursuant to which the Company agreed to file registration statements sufficient to register the resale of the shares of common stock which will be issued upon the exercise of the warrants and the conversion of the convertible term notes, with such number of shares subject to adjustments as described in “Description of Securities.”

PLAN OF DISTRIBUTION

     The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

an exchange distribution in accordance with the rules of the applicable exchange;

privately negotiated transactions;

short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”);

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

a combination of any such methods of sale;

and any other method permitted pursuant to applicable law.

     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out short positions entered into after the date the registration statement of which this Prospectus is a part is declared effective by the SEC, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to indemnify the selling stockholders and their affiliates and underwriters against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus; provided however that we will not be required to indemnify any selling stockholder to the extent that any loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to us in writing specifically for use in this Prospectus and in the registration statement. Likewise, each selling stockholder has agreed, severally but not jointly, to indemnify and hold harmless, to the extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company against any losses, claims, damages, liabilities, and expenses resulting from any untrue statement of a material fact or any omission of a material fact made in this Prospectus or any violation by such selling stockholder of any rule or regulation promulgated under the Securities Act applicable to such selling stockholder and relating to action or inaction required of such selling stockholder in connection with the distribution of securities offered in this Prospectus. No selling stockholder, however, will be liable to the Company for amounts in excess of the net proceeds received from the sale of such selling stockholder’s shares pursuant to this Prospectus.

     We have agreed with the selling stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of: (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Notice to California Investors Only

     In the State of California, sales will be limited to those California investors who (either individually or jointly with their spouse) have either: (i) a minimum net worth of not less than $250,000 (exclusive of their home, home furnishings, and automobile) and a gross annual income during 2006 and estimated during 2006 of $100,000 or more from all sources; or (ii) a minimum net worth of $500,000 (exclusive of their home, home furnishings, and automobile). Assets included in the computation of net worth may be valued at fair market value. Moreover, each California investor purchasing shares of common stock offered hereby will be required to execute a representation that it comes within one of the above referenced categories in order for us to determine that all California investors meet the required suitability standards.

INFORMATION ABOUT THE REGISTRANT

     Information about Unify and its financial statements is incorporated in this Prospectus by reference to our reports filed with the Securities and Exchange Commission as specifically set forth under Incorporation of Certain Documents by Reference on page 1.

DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue up to 40,000,000 shares of common stock with a par value of $0.001. As of June 30, 2007, there were 6,034,900 shares of common stock issued and outstanding. Each holder of issued and outstanding shares of our common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock will have the ability to elect all of our directors.

     Subject to rights of any preferred stock then outstanding, holders of common stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of common stock.

     All outstanding shares of common stock are, and any shares of common stock to be issued upon exercise of options and warrants will be, fully paid and non-assessable.

Preferred Stock

     We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001. As of the date hereof, there were no shares of preferred stock issued and outstanding. The preferred stock may be issued as a class, without series or, if so determined from time to time by the Board of Directors, in one or more series. Our Board of Directors is authorized to determine, fix, alter or revoke any and all of the rights, preferences, privileges and restrictions and other terms of the preferred stock and any series thereof, including voting powers liquidation preferences, dividend rights, conversion rights, rights and terms of redemption and other rights, privileges, preferences and restrictions as shall be set forth in the resolutions of the Board of Directors providing for the issuance of such preferred stock. Our Board of Directors may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of our company. The issuance of authorized preferred stock requires the approval of the Board of Directors and no stockholder approval is needed.

Convertible Term Notes Convertible into Common Stock

     1,270,000 of the shares of common stock offered by the selling stockholders in this Prospectus are offered pursuant to convertible term notes issued in connection with the 2006 debt financing as described under “Selling Stockholders—2006 Debt Financing.” The debt financing consisted of $5.35 million in convertible term notes and a revolver of up to $2.5 million. There are three tranches that comprise the convertible term notes, Tranche 1 is for $1,000,000, Tranche 2 is for $3,250,000 and Tranche 3 is for $1,100,000. The term loans have an interest rate of 11.25% and have repayment terms of 48 to 60 months. The holders of the term notes may, at their option, at any time and from time to time from the date Unify has sufficient authorized, unissued and unreserved shares of common stock, convert the outstanding principal and any accrued interest into shares of Unify common stock. Tranche 1 is convertible at $2.50 per common share and Tranches 2 and 3 are convertible at $5.00 per common share. Upon five days’ prior written notice and subject to certain conditions, Unify may require conversion of all or any portion of the principal balance of the convertible term notes if its common stock price closes at or above 160% of the applicable conversion price for 20 or more consecutive market days ending immediately prior to the date on which the conversion notice is given. If Unify requests the conversion of all or any part of the principal of the convertible notes, it must pay the holder of the converted notes all unpaid accrued interest on the principal amount that is converted. The number of shares issuable upon conversion of the notes and the per share conversion price of the notes is subject to adjustment in the case of any stock dividend, stock split, reorganization, reclassification, consolidation, merger, or statutory share exchange.

     Subject to certain exceptions, the per share price for which the notes are convertible is subject to adjustment if we issue shares of common stock for less than the conversion price of the notes at the time such additional shares of our common stock are issued. The shares excluded from the price adjustment provision include:

capital stock, options or convertible securities for up to 170,000 shares of common stock issued with an exercise price at the then-current fair market value of the Company’s common stock and issued to directors, officers, employees, or consultants of the Company pursuant to an equity compensation program approved by the board of directors of the Company or the compensation committee of the board of directors of the Company and the Company’s stockholders;

shares of common stock issued pursuant to and in accordance with stock purchase or stock option plans as in effect on November 20, 2006; and

shares of common stock issued upon the conversion or exercise of options or convertible securities issued prior to November 20, 2006.

Warrants to Purchase Common Stock

     670,000 of the shares of common stock offered by the selling stockholders in this Prospectus are offered pursuant to warrants issued in connection with the 2006 debt financing as described under “Selling Stockholders—2006 Debt Financing.” The warrants have a term of exercise beginning on November 20, 2006 and expiring on October 31, 2012. The warrants are exercisable, in whole or in part, at any time commencing on November 20, 2006 and prior to their expiration by delivering the warrants together with a warrant exercise form and payment to the company for the aggregate warrant price for that number of warrant shares then being purchased. The number of shares issuable upon exercise and the per share exercise price of the warrants is subject to adjustment in the case of any stock dividend, stock split, reorganization, reclassification, consolidation, merger, or statutory share exchange. There are 200,000 warrants to purchase common stock at a price of $1.35 per share, 270,000 warrants at a price of $1.60 per share and 200,000 warrants at a price of $1.90 per share. Subject to certain exceptions, the price for which the warrants are exercisable is subject to adjustment if we issue shares of common stock for less than the exercise price of the warrants at the time such additional shares of our common stock are issued. The shares excluded from the price adjustment provision include:

capital stock, options or convertible securities for up to 170,000 shares of common stock issued with an exercise price at the then current fair market value of the Company’s common stock and issued to directors, officers, employees, or consultants of the Company pursuant to an equity compensation program approved by the board of directors of the Company or the compensation committee of the board of directors of the Company and by the Company’s stockholders;

shares of common stock issued pursuant to and in accordance with stock purchase or stock option plans as in effect on November 20, 2006; and

shares of common stock issued upon the conversion or exercise of options or convertible securities issued prior to November 20, 2006.

Registration Rights

     In connection with the 2006 debt financing as discussed in the section titled “Selling Stockholders,” Unify has entered into a registration rights agreement with the selling stockholders. Pursuant to such registration rights agreement, Unify has agreed to register any shares of common stock issuable upon conversion of the convertible term notes and exercise of the warrants issued in the 2006 debt financing (as such number may be adjusted from time to time). Under the registration rights agreement, we agreed to file, at our expense, a registration statement covering the shares issuable upon conversion of the notes and the exercise of the warrants on or prior to April 11, 2007 (the “Filing Deadline” as amended).

     Pursuant to the registration rights agreement, Unify has agreed to use its best efforts to prepare and file with the SEC such amendments and supplements to the registration statement and the prospectus included therein as may be necessary to effect and maintain the effectiveness of the registration statement. Unify further agreed to furnish to the selling stockholders copies of any such supplement or amendment not less than three business days prior to the date first used and/or filed with the SEC.

     If (A) a registration statement covering the registrable securities is not declared effective by the SEC by May 19, 2007 (the “Effectiveness Deadline”) or (B) after a registration statement has been declared effective by the SEC, (x) the registration statement is not available to the selling stockholders for a period in excess of five (5) days beyond the periods for which the company is permitted to restrict the selling stockholders from selling their shares because such sales: (i) will result in a disclosure of non-public material information that would interfere with transactions or negotiations of the Company; (ii) will have an adverse affect on an underwritten offering of the Company; or (iii) will require the filing of a post-effective amendment to the registration statement, or (y) sales cannot be made pursuant to the registration statement for any reason (including without limitation by reason of a stop order, or Unify’s failure to update the registration statement) for a period in excess of thirty (30) days (which need not be consecutive days) in any twelve (12) month period, and no selling stockholder is in breach of the registration rights agreement, then Unify will be required to make pro rata payments to each selling stockholder in an amount equal to $1,000 for each calendar day following the date by which such registration statement should have been declared effective and for which no registration statement was declared effective or was available with respect to the registrable securities (the “Blackout Period”). However, the amount of fees to be paid by the Company for failing to procure an effective registration statement shall not exceed $500,000. Unify has agreed that the amounts payable as fees will be paid monthly within five (5) days after the end of each 30-day period of the Blackout Period until the termination of the Blackout Period and within five (5) days after such termination. If the Company is unable to effect a registration statement within the time periods described above solely as a result of changes in the law or SEC regulations, the selling stockholders may, in their sole discretion, pursuant to a written agreement, restructure the convertible term notes and the warrants in order permit the registration of the term note and warrants.

     Unify also agreed, subject to certain conditions, that if it proposes to file a registration statement with the SEC, other than in respect of any employee stock option or benefit plan or any merger, consolidation, acquisition, or like combination, at any time a registration statement is not effective for the shares held by the selling shareholders and required to be registered under the registration rights agreement, Unify will give notice of the proposed registration statement to the selling stockholders not less than twenty (20) and no more than sixty (60) days prior to the filing of the registration statement, and include in such registration statement, all or a portion of the registrable shares owned by, and/or issuable to, each selling stockholder, to the extent that such selling stockholder may request such shares to be so included by means of a written notice given to Unify within ten (10) days after Unify’s giving of the registration notice.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

     DLA Piper US LLP has issued a legal opinion as to the validity of the issuance of the shares of common stock offered under this Prospectus.

EXPERTS

     The consolidated financial statements of Unify Corporation as of April 30, 2007, 2006 and 2005 and for the years then ended, included in our Annual Report on Form 10-K and incorporated by reference into this Prospectus, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this Prospectus.

UNIFY CORPORATION

1,940,000 Shares of Common Stock

___________________________

Prospectus
___________________________

_______, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid
by the
Registrant
SEC registration fees	$158
State registration fees	$3,000
Accounting fees and expenses	$30,000
Legal fees and expenses	$25,000
Transfer Agent and registrar fee	-
Miscellaneous expenses	$500

Total	$53,658

Item 14. Indemnification of Directors and Officers

     Our Certificate of Incorporation eliminates a director’s personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper benefit.

     Our Certificate of Incorporation also provides that the Company shall indemnify to the full extent authorized by law any person, testator or intestate made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

     Furthermore, the Certificate of Incorporation provides that neither any amendment nor repeal of the provisions providing for indemnification or elimination of personal liability under the Certificate of Incorporation nor the adoption of any provision inconsistent with such provisions shall eliminate or reduce the effect of the right of indemnification or elimination of personal liability provided under the Certificate of Incorporation in respect of any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

     Our Bylaws provide that the Company, to the maximum extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (as that Section may be amended and supplemented from time to time), indemnify any director, officer or trustee which it shall have power to indemnify under Section 145 against any expenses, liabilities or other matters referred to in or covered by that Section. The Bylaws further provide that such indemnification: (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office; (ii) shall continue as to a person who has ceased to be a director, officer or trustee; and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to the Bylaws the Company’s obligation to provide indemnification under the Bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

     Additionally, the Certificate of Incorporation and the Bylaws, respectively, also provide that the Company shall pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in the Certificate of Incorporation or the relevant section of the General Corporation Law of the State of Delaware, respectively.

     See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

     Since April 1, 2004, the Company has issued and sold the following unregistered securities:

     On April 23, 2004, the Company entered into a purchase agreement (the “SSF Purchase Agreement”) with Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., referred to collectively as the “SSF Entities.” The transaction contemplated by the SSF Purchase Agreement is referred to as the “2004 SSF Financing.” Under the SSF Purchase Agreement, the Company issued and sold an aggregate of 1,126,780 shares of common stock at a per share purchase price of $3.55 per share and warrants to purchase an aggregate of 450,712 shares of our common stock exercisable at $4.50 per share. The shares of common stock and warrants were issued pursuant to the exemption provided by Section 4(2) of the Securities Act as transactions not involving a public offering. On February 2, 2005, the number of shares purchasable on exercise of the warrants was adjusted to 454,543 and the exercise price was adjusted to $4.45 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of shares in an acquisition. On November 20, 2006, the number of shares purchasable on exercise of the warrants was adjusted to 487,387 and the exercise price was adjusted to $4.15 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of warrant shares and the shares issuable upon the conversion of certain notes from the financing for an acquisition. The Company has also entered into a registration rights agreement dated April 23, 2004, under which the Company has agreed to register for resale by the SSF Entities the shares of common stock issued and issuable upon exercise of the warrants issued in the 2004 SSF Financing, with such number of shares subject to adjustments.

     On February 2, 2005, we entered into an agreement with Daniel and Carrie Romine (the "Sellers") pursuant to which Unify acquired all of the issued and outstanding equity securities of Acuitrek. Under the terms of the agreement, Unify made an initial payment to the stockholders of $455,000 (which included 104,166 shares of Common Stock), and over the next three years has agreed to make retention-based earn-out payments of $1.1 million and potential performance-based earn-out payments, all to be paid with 50 percent cash and 50 percent Unify common stock (assuming profitability of the Acuitrek division). Unify has agreed to register the shares issuable under the Agreement pursuant to a registration rights agreement with the Sellers. The stocks issued and issuable to the Sellers are being issued pursuant to the exemption provided by Section 4(2) of the Securities Act as transactions not involving a public offering. Shares issuable in the future to the Sellers are based on the market value of Unify common stock at the time of issuance.

     On November 20, 2006, the Company entered into various agreements with ComVest and SSF to provide debt financing for the Gupta acquisition consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and have terms of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets. As part of the financing, ComVest received 402,000 warrants and SSF received 268,000 warrants. The warrants are for the purchase of common stock at prices from $1.35 to $1.90 per share. The warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act as transactions not involving a public offering. The Company entered into a registration rights agreement on November 20, 2006, pursuant to which the Company agreed to file registration statements sufficient to register the resale of the shares of common stock which will be issued upon the exercise of the warrants or the conversion of the convertible term notes of ComVest and SSF.

     On various dates during the three year period ended June 30, 2007, the Company granted options to purchase an aggregate of 118,000 shares of Common Stock with an exercise price equal to fair market value on the date of grant. There were no underwriters for the transactions. 80,000 shares were issued upon employment of two current executive officers, 25,000 shares upon employment of a former executive officer, and 13,000 shares to existing executive officers. The options were not issued for cash, so there was no offering price and no underwriting discounts or commissions. The options were four year options with monthly vesting and therefore are partially vested. None of the options have been exercised. The Company claims that the grant of these options were exempt from the registration requirement of Section 5 of the Securities Act pursuant to the exemption of Section 4(2) of the Securities Act as transactions not involving a public offering.

Item 16. Exhibits

     The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page II-6 hereof.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee “table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7.	The undersigned Registrant hereby undertakes that:

(i)	For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii)	For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sacramento, State of California, on July 20, 2007.

UNIFY CORPORATION

By:	/s/ Todd E. Wille
Todd E. Wille
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Todd E. Wille as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-1, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Todd E. Wille	President, Chief Executive Officer and	July 20, 2007
Todd E. Wille	Director (Principal Executive Officer)

/s/ Steven D. Bonham	Chief Financial Officer	July 20, 2007
Steven D. Bonham	(Principal Financial and Accounting Officer)

/s/ Tery R. Larrew	Director	July 20, 2007
Tery R. Larrew

/s/ Robert J. Majteles	Director	July 20, 2007
Robert J. Majteles

/s/ Steven D. Whiteman	Director	July 20, 2007
Steven D. Whiteman

/s/ Richard M. Brooks	Director	July 20, 2007
Richard M. Brooks

INDEX TO EXHIBITS The following exhibits are filed with this Resgistration Statements:
Exhibit No.		Description
2.1		Purchase and Exchange Agreement between Halo Technology Holdings, Inc and Unify, dated September 13, 2006 as amended by Amendment No. 1 dated November 20, 2006 (10) (11)

3.1		Restated Certificate of Incorporation of the Company as amended (1) (12)

3.2		Bylaws of the Registrant (1)

4.1		Form of Stock Certificate (1)

4.2		Revolving Credit and Term Note Agreement by and between ComVest and Unify, dated November 20, 2006 (11)

4.3		Convertible Term Note – Tranche 1 (12)

4.4		Convertible Term Note – Tranche 2 (12)

4.5		Convertible Term Note – Tranche 3 (12)

4.6		Registration Rights Agreement dated November 20, 2006 (11)

4.7		Form of 2006 Warrants (12)

4.8		Acuitrek Inc. Stock Purchase Agreement dated February 2, 2005 as amended by Amendment No. 1 dated November 20, 2006 (7) (11)

4.9		Acuitrek Inc. Registration Rights Agreement dated February 2, 2005 (7)

4.10		Special Situations Stock Purchase Agreement dated April 23, 2004 (6)

4.11		Special Situations Registration Rights Agreement dated April 23, 2004 (6)

4.12		Form of 2004 Warrant (12)

5.1		Opinion of DLA Piper US LLP (previously filed)

10.1	*	1991 Stock Option Plan, as amended (1)

10.2	*	2001 Stock Option Plan (4)

10.3	*	Employment Agreement by and between Todd Wille and the Registrant dated December 29, 2000 (3)

10.4		Form of Indemnification Agreement (1)

10.5		Office Building Lease for Sacramento Facility, Dated December 17, 1999, as Amended (2)

10.6		Fourth Amendment Effective January 1, 2002 to Office Building Lease Dated December 17, 1999 (6)

10.7		Fifth Amendment to Lease and Termination of Stock Pledge Agreement dated September 18, 2003 (6)

10.8		Silicon Valley Bank Loan and Security Agreement dated June 6, 2003(5), as amended by Silicon Valley Bank Amendment to Loan Documents dated June 3, 2004, June 5, 2005 (8) and May 24, 2006 (9) and Amended Schedule to Loan and Security Agreement dated June 3, 2004(6) and June 5, 2005 (8)

21.1		Subsidiaries of the Registrant

23.1		Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

____________________

(1)	Incorporated by reference to the exhibit filed with Registrant’s Form S-1 Registration Statement (No. 333-3834) declared effective by the Securities and Exchange Commission on June 14, 1996.

(2)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on December 22, 2000.

(3)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 30, 2001.

(4)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-Q on March 14, 2002.

(5)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 17, 2003.

(6)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 21, 2004.

(7)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on February 2, 2005.

(8)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 28, 2005.

(9)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 31, 2006.

(10)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on September 20, 2006.

(11)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on November 29, 2006.

(12)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 20, 2007.

*	Exhibit pertains to a management contract or compensatory plan or arrangement.

II-7